                                                                   EXHIBIT 99.1

  MARKWEST ENERGY PARTNERS, L.P., ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

      DENVER--May 21, 2002--MarkWest Energy Partners, L.P. (AMEX: MWE), announced today that it has priced its initial public offering of 2,100,000 common units at $20.50 per unit, for total gross proceeds of $43,050,000. The underwriters have a 30-day option to purchase up to 315,000 additional common units at the same price. The common units will trade on the American Stock Exchange under the symbol "MWE."

      Headquartered in Englewood, Colorado, MarkWest Energy Partners' business includes the midstream assets in Kentucky, West Virginia and Michigan formerly owned by MarkWest Hydrocarbon, Inc. These assets consist of five gas processing plants, a natural gas liquids pipeline system, and a fractionator in Appalachia, and a gas gathering pipeline and associated facilities in Michigan. Following the offering, MarkWest Hydrocarbon will own
57.2 percent of the partnership through its ownership of 2,975,136 subordinated units, as well as a 91.4 percent ownership interest in the general partner, which owns a 2 percent interest in the partnership. MarkWest Hydrocarbon, Inc., trades on the American Stock Exchange (AMEX: MWP).

      The underwriters for the offering are A.G. Edwards & Sons, Inc.; RBC Capital Markets; and McDonald Investments Inc.

      This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

      A copy of the final prospectus relating to the offering may be obtained by contacting the investor relations department:

                        Investor Relations
                        155 Inverness Drive West Suite 200
                        Englewood, Colorado 80112
                        (303) 290-8700 ext. 180

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